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                                                                   Exhibit (d)13

             Amendment No. 5 to the Investment Management Agreement
                between John Hancock Variable Series Trust I and
                       John Hancock Life Insurance Company

Reference is made to that certain Investment Management Agreement dated as of March 14, 1996, by and between John Hancock Variable Series Trust I and John Hancock Life Insurance Company (formerly "John Hancock Mutual Life Insurance Company"), as amended (the "Agreement").

The parties agree to amend the Agreement as follows:

5. The phrase "John Hancock Life Insurance Mutual Company" and "JHMLICO" are deleted wherever shown and the phrases "John Hancock Life Insurance Company" and "JHLICO" are respectively inserted in its place.

6. Subsections (c), (e) and (h) of Section 5 of the Agreement, entitled "Investment Advisory Fee and Expense Limitation," are hereby deleted and the following inserted in its place:

         (c)  For the Small Cap Equity Fund (formerly "Small Cap Value
              Portfolio"):

                      (i) 0.90% on an annual basis of the first $150,000,000 of the Current Net Assets of such Portfolio;

                      (ii) 0.75% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $150,000,000 and not over $300,000,000; and

                      (iii) 0.65% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $300,000,000 and not over $500,000,000; and

                      (iv) 0.60% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $500,000,000.

         (e) For the Global Balanced Fund (formerly "International Balanced Portfolio"):

                      (i) 1.05% on an annual basis of the first $150,000,000 of the Current Net Assets of such Portfolio;

                      (ii) 0.95% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $150,000,000 and not over $300,000,000;

                      (iii) 0.80% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $300,000,000 and not over $500,000,000;

                      (iv) 0.75% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $500,000,000.


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         (h)   For the Global Bond Fund (formerly "Strategic Bond Portfolio")

                      (i) 0.85% on an annual basis of the first $150,000,000 of the Current Net Assets of such Portfolio;

                      (ii) 0.80% on an annual basis for that portion of the Current Net Assets in excess of $150,00,000 and not over $300,000,000 of such Portfolio; and

                      (iii) 0.75% on an annual basis for that portion of the Current Net Assets in excess of $300,00,000 and not over $500,000,000 of such Portfolio; and

                      (iv) 0.70% on an annual basis for that portion of the Current Net Assets in excess of $500,000,000 of such Portfolio.

3. The phrases "Small Cap Value Portfolio," "International Balanced Portfolio" and "Strategic Bond Portfolio" are deleted wherever else shown in the Agreement, and the phrases "Small Cap Equity Fund," "Global Balanced Fund" and "Global Bond Fund" are respectively inserted in their place.

All other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and to take effect as of November 1, 2000.

ATTEST:                              JOHN HANCOCK VARIABLE SERIES TRUST I


____________________________         By:  /s/Michele G. Van Leer
                                     Title: Chairman and Chief Executive Officer

ATTEST:                              JOHN HANCOCK LIFE INSURANCE COMPANY


____________________________         By:  Robert R. Reitano
                                     Title: Senior Vice President and Chief
                                     Investment Strategist